EXHIBIT 99.1

PRESS RELEASE

SENORX CASH FLOW POSITIVE IN THE SECOND QUARTER AND FIRST HALF OF 2009 WITH RECORD GROSS MARGIN

IRVINE, Calif., August 3 – SenoRx, Inc. (NASDAQ: SENO) today reported financial results for its second quarter ended June 30, 2009.  Revenue for the quarter increased 20.7 percent to $13.5 million, compared with $11.2 million in the second quarter a year ago.  Gross profit increased 39.0 percent to $9.5 million, or a record 70.6 percent of revenue, up from $6.9 million, or 61.3 percent of revenue, in the second quarter of 2008.

SenoRx reported a significantly reduced operating loss of $678,000 for the second quarter, an improvement of 87.1 percent compared with $5.3 million in the same period last year. The operating loss for the quarter included stock-based compensation expense of $648,000, compared with $540,000 in the second quarter of 2008.  Also included in the results for the second quarter were attorney and related costs incurred as a result of ongoing patent litigation with Hologic of $730,000 compared with $3.5 million in the second quarter last year.

Interest expense for the first quarter increased to $40,000 compared to $13,000 a year ago.  Interest income decreased to $8,000 compared to $147,000 from the second quarter of 2008, due to lower average cash balances and lower interest rates.

Net loss for the second quarter of 2009 declined 86.2 percent to $710,000 or 4 cents per share, compared with $5.1 million or 30 cents per share in the same period last year.  Excluding patent litigation and non-cash charges for stock-based compensation, SenoRx generated net income of $668,000 for the quarter compared to a net loss of $1.1 million for the same period last year.

Lloyd Malchow, SenoRx President and Chief Executive Officer, said “Despite continuing challenges in the global economic environment, which impact capital equipment revenues, our second quarter results continue to reinforce our belief that we have the right products and strategy to deliver continuing growth in revenues and gross margin.  Importantly, we generated positive cash flow in both the quarter and for the first half of 2009, after funding operations and litigation expense.  We also saw a return to more normal levels of EnCor placements in the quarter, which helped drive an increase in biopsy disposable revenues of 11.8 percent to $5.8 million compared with $5.2 million in the second quarter last year.  The installed base of EnCor systems grew to 866 from 646 in the second quarter a year ago and from 814 at the end of the first quarter of 2009.  New EnCor placements for the quarter trended towards product supply agreements (PSAs), reversing a trend toward capital equipment purchases that we experienced throughout much of 2008.  PSAs tend to reduce capital equipment revenues in the short term, but help increase biopsy disposable revenues longer-term.  In addition, biopsy capital equipment revenues continued to be impacted by the global credit crunch and currency issues impacting capital purchases worldwide.  As a result of these factors, biopsy capital equipment revenues declined 17.2 percent to $893,000 from $1.1 million in the second quarter last year.  Therapuetic disposable revenues continued to record strong growth, increasing to $3.0 million compared with $1.0 million in the second quarter a year ago.”

Malchow continued, “While revenues continue to be slightly moderated by softness in the global market for capital equipment, this was offset by continued growth in disposable revenues and expansion of our product gross margin. The gross margin increase primarily reflects improvement in the sales mix due to an increasing contribution from higher-margined Contura MLB sales, along with increased leverage on manufacturing overhead due to increasing sales volume and inventory unit production.”

For the first six months of 2009, SenoRx posted revenue of $26.4 million, an increase of 20.6 percent compared with $21.9 million for the same period in 2008.  Gross profit grew 37.9 percent to $18.6 million from $13.5 million in the first six months of 2008.  Net loss for the first six months of 2009 was $1.6 million, or 9 cents per share, compared with $7.1 million, or 41 cents per share for the same period a year ago.

SenoRx finished the quarter in a solid financial position with cash and cash equivalents of $15.9 million and minimal debt.  SenoRx continues to maintain a credit facility that allows it to borrow up to $10.0 million tied to growth in receivables and inventories, of which $6.7 million was available for advance as of June 30, 2009.  Positive cash flow during the quarter, after funding litigation expense, was approximately $800,000.

2009 Outlook

If economic conditions continue to impact capital equipment revenues, SenoRx expects it could be challenging to achieve the top of its projected revenue range.  However, the company continues to believe that the impact of modestly lower revenues can be offset by postive trends in expected gross margin.  SenoRx is reaffirming its current estimate that revenues for 2009 will be in a range of $56 to $59 million, and is now expecting that product gross margin will be at least 69 percent for the full year, and may move higher depending on product mix.

In addition, SenoRx continues to estimate that deferred compensation and equity-based compensation expense will range between $2.4 million and $2.8 million for 2009.  These ranges could be materially impacted based upon the number of options granted and fluctuation in the market price of the company’s common stock.

With regard to the Hologic matter, summary judgment briefing and argument as to certain validity and infringement issues is proceeding according to the schedule we have previously announced, with the trial date set for October 13, 2009. In addition to the $994,000 incurred year-to-date, SenoRx estimates that patent litigation costs in the second half of 2009 will range between $2.5 million and $3.0 million.

Conference Call

SenoRx will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Tuesday, August 4, 2009.  The conference call can be accessed by calling 877-718-5098 (719-325-4765 for international callers) or via the company’s website. www.senorx.com/events.cfm.

Use of Non-GAAP Financial Measures

To supplement certain GAAP financial information, SenoRx has provided non-GAAP adjusted net income/loss information that excludes the impact of expenses for stock-based compensation and patent litigation expenses. SenoRx management believes that in order to properly understand SenoRx’s short-term and long-term financial trends, investors may wish to consider the impact of certain charges. These result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, SenoRx management uses the adjusted net loss before certain charges  to evaluate the operational performance of the company and as a basis for strategic planning. A table reconciling the GAAP financial information to the non-GAAP information is included in our earnings release. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura™ MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 2,000 breast diagnostic and treatment centers in the United States and Canada.  In addition, SenoRx sells several of its products through distribution partners in more than 30 countries outside the U.S. and Canada. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning expectations of future revenue growth and opportunities, the growing markets for SenoRx’s products, the ability to continue to innovate and execute, general macro economic conditions, SenoRx’s guidance for 2009, and the factors that would impact that guidance are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause SenoRx's actual results to differ materially from the statements contained herein. SenoRx's second quarter ended June 30, 2009 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect SenoRx's business and its financial results are detailed in its most recent quarterly report on Form 10-Q as filed with the Securities and Exchange Commission on May 6, 2009.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. SenoRx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACT:   SenoRx, Inc.
Lila Churney, Director of Investor Relations
949.362.4800 ext.132

SENORX, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$15,855,524	$15,323,143
Accounts receivable, net of allowance for doubtful accounts of $253,627 and $225,793, respectively	7,949,665	8,179,099
Inventory	9,373,775	9,433,184
Prepaid expenses and deposits	529,749	386,594

Total current assets	33,708,713	33,322,020
Property and equipment, net	1,301,872	1,554,201
Other assets, net of accumulated amortization of $278,393, and $259,469, respectively	837,779	540,344

TOTAL	$35,848,364	$35,416,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,997,664	$2,039,280
Accrued expenses, including accrued employee compensation of $1,432,652 and $1,598,338, respectively	3,075,262	2,498,911
Deferred revenue	791,323	557,065
Current portion of long-term debt	505,188	390,246

Total current liabilities	6,369,437	5,485,502
Long-term debt—less current portion	1,377,008	1,632,410

Total liabilities	7,746,445	7,119,912
Stockholders’ Equity:
Common stock, $0.001 par value—100,000,000 shares authorized; 17,387,565 (2009) and 17,327,191 (2008) issued and outstanding	17,387	17,327
Additional paid-in capital	113,898,210	112,456,924
Accumulated deficit	(85,813,678)	(84,175,598)

Total stockholders’ equity	28,101,919	28,298,653

TOTAL	$35,848,364	$35,416,565

SENORX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenues	$13,502,201	$11,186,118	$26,378,913	$21,868,893
Cost of goods sold	3,963,801	4,326,302	7,782,610	8,379,752
Gross profit	9,538,400	6,859,816	18,596,303	13,489,141
Operating expenses:
Selling and marketing	6,378,164	5,775,891	12,639,611	10,865,453
Research and development	1,766,236	1,462,898	3,645,858	3,024,802
General and administrative	2,072,212	4,886,590	3,868,020	7,093,983
Total operating expenses	10,216,612	12,125,379	20,153,489	20,984,238
Loss from operations	(678,212)	(5,265,563)	(1,557,186)	(7,495,097)
Interest expense	39,595	12,640	97,041	36,826
Interest Income	(8,099)	(146,611)	(16,147)	(405,794)
Loss before provision for income taxes	(709,708)	(5,131,592)	(1,638,080)	(7,126,129)
Provision for income taxes	—	—	—	—
Net loss	$(709,708)	$(5,131,592)	$(1,638,080)	$(7,126,129)
Net loss per share-basic and diluted	$(0.04)	$(0.30)	$(0.09)	$(0.41)
Weighted average shares outstanding-basic and diluted	17,359,176	17,231,164	17,344,642	17,214,336

REVENUE BY PRODUCT CLASS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Biopsy disposable products	$5,804,360	$5,189,579	$11,333,571	$10,061,172
Biopsy capital equipment products	893,366	1,079,023	1,718,789	2,350,609
Diagnostic adjunct products	3,822,400	3,878,643	7,450,845	7,801,607
Therapeutic disposables	2,982,075	1,038,873	5,875,708	1,644,505

Total	$13,502,201	$11,186,118	$26,378,913	$21,868,893

ADJUSTED NET INCOME (LOSS) RECONCILIATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net loss	$(709,708)	$(5,131,592)	$(1,638,080)	$(7,126,129)
Stock-based compensation	647,621	539,982	1,322,413	1,094,461
Patent litigation expenses	730,159	3,493,130	993,900	4,258,379

Adjusted net income (loss)	$668,072	$(1,098,480)	$678,233	$(1,773,289)